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                                                                   Exhibit 23.5

INDEPENDENT AUDITOR'S CONSENT
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Board of Directors
InterWest Bancorp, Inc.
Oak Harbor, Washington

We consent to the Incorporation by reference in this Registration Statement of InterWest Bancorp, Inc. on Form S-4 of our report dated January 19, 1996 (relating to the consolidated statements of operations, stockholders' equity and cash flows of Central Bancorporation and subsidiaries for the year ended December 31, 1995, not presented separately herein) appearing in the Annual Report on Form 10-K of InterWest Bancorp, Inc. for the year ended September 30, 1997, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



DELOITTE & TOUCHE LLP
Seattle, Washington

April 1, 1998